Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

FARO TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$1,007,750,964(1)(2)	0.00015310	$154,286.67(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$ 1,007,750,964

Total Fees Due for Filing			$154,286.67

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$154,286.67

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share (“Common Stock”), of FARO Technologies, Inc., a Florida corporation (the “Registrant”).

(2)	Aggregate number of securities to which transaction applies:

As of the close of business on April 30, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 22,903,431, which consists of (a) 19,226,204 issued and outstanding shares of Common Stock; (b) 946,985 shares of Common Stock underlying outstanding restricted stock unit awards subject solely to service-based vesting conditions; (c) 1,030,524 shares of Common Stock underlying outstanding restricted stock unit awards subject to performance-based vesting conditions (assuming the maximum level of achievement); and (d) 1,699,718 shares of Common Stock issuable upon the conversion of the outstanding Convertible Notes (as defined in the Merger Agreement).

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11:

Solely for the purpose of calculating the filing fee, as of the close of business on April 30, 2025, the underlying value of the transaction was calculated as the aggregate sum (such sum, the “Total Consideration”) of:

a.

the product of 19,226,204 issued and outstanding shares of Common Stock multiplied by the Merger Consideration (as defined in the Agreement and Plan of Merger, dated as of May 5, 2025, by and among the Registrant, AMETEK, Inc., a Delaware corporation, and AMETEK TP, Inc., a Delaware corporation, as may be amended from time to time) of $44.00 per share of Common Stock;

b.

the product of 946,985 shares of Common Stock underlying outstanding restricted stock unit awards subject solely to service-based vesting conditions multiplied by the Merger Consideration of $44.00 per share of Common Stock;

c.

the product of 1,030,524 shares of Common Stock underlying outstanding restricted stock unit awards subject to performance-based vesting conditions (assuming the maximum level of achievement) multiplied by the Merger Consideration of $44.00 per share of Common Stock; and

d.	the product of 1,699,718 shares of Common Stock issuable upon the conversion of the outstanding Convertible Notes multiplied by the Merger Consideration of $44.00 per share of Common Stock.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00015310.